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                                                                 SEC FILE NUMBER
                                                                       000-50506
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                                                                    CUSIP NUMBER
                                                  ------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): |_| Form 10-K    |_| Form 20-F    |_| Form 11-K     |X| Form 10-QSB
             |_| Form 10-D    |_| Form N-SAR   |_| Form N-CSR

For Period Ended: March 31, 2006

|_| Transition Report on Form 10-K
|_| Transition Report on Form 20-F
|_| Transition Report on Form 11-K
|_| Transition Report on Form 10-Q
|_| Transition Report on Form N-SAR
|_| For the Transition Period Ended:
                                    ----------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION


                            AssureTec Holdings, Inc.
--------------------------------------------------------------------------------
                             Full Name of Registrant

--------------------------------------------------------------------------------
                            Former Name if Applicable

                               200 Perimeter Road
--------------------------------------------------------------------------------
            Address of Principal Executive Office (Street and Number)

                              Manchester, NH 03103
--------------------------------------------------------------------------------
                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort ( or expense

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

AssureTec Holdings, Inc., (the "Company") could not file its Form 10-QSB for the quarter ended March 31, 2006 by the filing deadline because the Company was not able to complete on a timely basis its financial statements, all supporting documentation and the related quarterly review by its independent registered public accounting firm without unreasonable effort or expense.

                        (Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


          R. Bruce Reeves                                603 641-8443
-------------------------------------      -------------------------------------
             (Name)                            (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |_| No |X|

     Have not filed 10-QSB for period ending March 31, 2005
     ------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            AssureTec Holdings, Inc.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    May 15, 2006                          By     /s/ R. Bruce Reeves
        -----------------                            ---------------------------
                                                     President
                                                     and Chief Executive Officer